EMPLOYMENT AGREEMENT

AGREEMENT, dated this 1st day of January, 2014, among First Defiance Financial Corp. (“First Defiance”), an Ohio-chartered corporation and savings and loan holding company, First Federal Bank of the Midwest (“First Federal”), a federally-chartered stock savings bank, both of which are located in Defiance, Ohio, and Kevin T. Thompson (the “Executive”). First Defiance and First Federal are referred to jointly herein as the “Companies.”

WITNESSETH:

WHEREAS, the Companies desire to hire the Executive to serve as Chief Financial Officer and Executive Vice President of First Defiance and as Chief Financial Officer of First Federal; and

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the average annual Compensation paid to the Executive by the Companies during the five most recent taxable years ending prior to the date of termination.

(b)          Base Salary.  ”Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)          Bonus.  ”Bonus” shall have the meaning set forth in Section 3(a) hereof.

(d)          Cause.  ”Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this  Agreement.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Companies.

(e)          Change in Control of First Defiance. “Change in Control” of First Defiance shall have the meaning set forth in Section 409A(a)(2)(A)(v) of the Code.

(f)           Code.  ”Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)          Compensation.  ”Compensation” shall have the meaning set forth in Section 3(a) hereof.

(h)          Date of Termination.  ”Date of Termination” shall mean the date of the Executive’s Separation from Service, as that term is defined under Section 409A(a)(2)(A)(i) of the Code.

(i)           Disability. “Disability” shall mean any physical or mental impairment that qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Companies or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(j)           Good Reason.  ”Good Reason” shall mean:

(i)	Without the Executive’s express written consent:

(a)           the assignment by the Companies to the Executive of any duties that are materially inconsistent with the Executive’s positions, duties, responsibilities and status with the Companies immediately prior to such assignment, or in the event of a Change in Control, immediately prior to such a Change in Control of First Defiance;

(b)           a material change in the Executive’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such change or, in the event of a Change in Control, immediately prior to such a Change in Control of First Defiance; or

(c)           any removal of the Executive from or any failure to re-elect the Executive to the offices of Chief Financial Officer and Executive Vice President of First Defiance and Chief Financial Officer of First Federal, except in connection with Cause, Disability, Retirement, or the Executive’s death;

(ii)          Without the Executive’s express written consent, a reduction by the Companies in the Executive’s Base Salary, as the same may be increased from time to time, or fringe benefits;

(iii)         The principal executive office of the Companies is relocated outside of the Defiance, Ohio area or, without the Executive’s express written consent, the Companies require the Executive to be based anywhere other than an area in which the Companies’ principal executive office is located, except for required travel on business of the Companies to an extent substantially consistent with the Executive’s present business travel obligations;

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(iv)         Without the Executive’s express written consent, the Companies fail to provide the Executive with the same fringe benefits that were provided to the Executive immediately prior to a Change in Control of First Defiance, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole;

(v)          The failure by First Defiance to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof; or

(vi)         Without the Executive’s express written consent, the Companies fail to comply with any material provision of this Agreement.

(k)          IRS.  ”IRS” shall mean the Internal Revenue Service.

(l)           Notice of Termination.  ”Notice of Termination” shall mean a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) is given in the manner specified in Section 11 hereof.

(m)         Retirement.  ”Retirement” shall mean voluntary termination by the Executive in accordance with the Companies’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.            Term of Employment.

(a)          The Companies hereby employ the Executive as Chief Financial Officer and Executive Vice President of First Defiance and Chief Financial Officer of First Federal.  The Executive hereby accepts said employment and agrees to render such services to the Companies on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall commence on January 1, 2014 and continue for a period of 12 months (together with any renewal period described in Section 2(b), the “Term”).

(b)           The Term of this Agreement shall be extended for one day each day so that the Term is always 12 months. The Term shall continue until the Companies’ Boards of Directors or the Executive provide written notice of non-renewal to the other, in which case renewals will cease and the Term will become fixed, ending 12 months after the date of receipt of any such written notice. Notwithstanding the foregoing, no Term shall extend past December 31, 2017.

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(c)          During the Term of this Agreement, the Executive shall perform such executive services for the Companies as may be consistent with his titles and written job description and from time to time assigned to him by the Companies’ Boards of Directors; provided, however, that the Executive shall not be precluded from (i) vacations and other leave time in accordance with Section 3(c) below; (ii) reasonable participation in community, civic, charitable, or similar organizations; (iii) reasonable participation in industry-related activities; or (iv) pursuing personal investments that do not interfere or conflict with the performance of the Executive’s duties to the Companies.

3.            Compensation and Benefits.

(a)          The Companies shall compensate and pay the Executive for his services during the Term of this Agreement at a minimum base annual salary of $200,000 (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Companies’ Boards of Directors and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the Term of this Agreement a bonus based on such terms and conditions as are set forth from time to time in the Companies’ incentive bonus program (the “Bonus”). The Executive’s Base Salary and Bonus, if any, are referred to herein as his “Compensation.”

(b)          During the Term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, deferred compensation, profit sharing, stock option, management recognition, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Companies, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Companies including, but not limited to, the following: (i) the Companies shall pay membership dues for the Executive for membership in such organizations, including professional organizations, as are approved by the Companies from time to time; and (ii) the Companies shall, at their discretion, provide the use of an automobile (the terms and conditions for the Executive’s use and possession of the automobile and the quality of the automobile provided for the Executive’s use shall be consistent with, or not less favorable than, the past practices of the Companies) or an automobile expense reimbursement. The Companies shall not make any changes in such plans, benefits or privileges that would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Companies and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Companies. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

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(c)          During the Term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Companies, which shall in no event be less than four weeks per annum. The Executive shall not be entitled to receive any additional compensation from the Companies for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Companies.

4.           Expenses.  The Companies shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance or in connection with the business of the Companies, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Companies. If such expenses are paid in the first instance by the Executive, the Companies shall reimburse the Executive therefor.

5.           Termination.

(a)          The Companies shall have the right, at any time to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement.

(b)          The Executive shall have the right to terminate his employment hereunder for any reason.

(c)          In the event that (i) the Executive’s employment is terminated by the Companies for Cause, Disability or Retirement or in the event of the Executive’s death, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)          In the event that the Executive’s employment is terminated by the Companies for other than Cause, Disability, Retirement or the Executive’s death or such employment is terminated by the Executive for Good Reason, which has not been cured within a period of thirty (30) days after a written notice of non-compliance has been given by the Executive to the Companies, and provided that Executive has executed a Release pursuant to Section 5(f) below, then the Companies shall pay to the Executive, in a lump sum payment on the first business day of the first month following the Date of Termination, an amount equal to his then current Base Salary plus the average annual payment made to the Executive under the short term incentive plan over the last completed five year period.

(e)          Notwithstanding Section 5(d) above, in the event that (A) the Executive’s employment is terminated by the Companies for other than Cause, Disability, Retirement or the Executive’s death or such employment is terminated by the Executive for Good Reason, which has not been cured within a period of thirty (30) days after a written notice of non-compliance has been given by the Executive to the Companies, (B) the Date of Termination is immediately prior to, or within six months after a Change in Control of First Defiance, and (C) Executive has executed a Release pursuant to Section 5(f) below, then the Companies shall, subject to the provisions of Section 6 hereof, if applicable:

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(i)           pay to the Executive, in a lump sum payment on the first business day of the first month following the Date of Termination, an amount equal to 2.99 times the Annual Compensation; and

(ii)          maintain and provide for a period ending at the earlier of (1) the expiration of the remaining Term of employment pursuant hereto prior to the Notice of Termination or (2) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (iii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Companies), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (iii) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Companies shall arrange to provide the Executive with benefits substantially similar to those that the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.  Notwithstanding the forgoing, the Companies may in lieu of providing for continuation of the forgoing benefits, pay to the Executive in a lump sum cash payment an amount equal to the Companies’ cost of providing such benefits to the Executive during the month immediately prior to the Executive’s termination of employment, times the number of months that were remaining in the Term of the Executive’s employment prior to the Notice of Termination.

(f)          As a condition to receiving any payments under Section 5(d) or (e) of this Agreement, the Executive shall agree to release the Companies and all of their affiliates and subsidiaries, employees and directors from any and all claims that the Executive may have against the Companies and all of their affiliates and subsidiaries, employees and directors through the date of such release (the “Release”) in a form similar to the attached Exhibit A, and no payments shall be made under Section 5(d) or (e) until such Release has become irrevocable, effective and enforceable.

6.           Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits that the Executive has the right to receive from the Companies, would constitute a “parachute payment” under Section 280G of the Code, such payments and benefits shall be reduced by the amount, if any, that is the minimum necessary to result in no portion of the payments or benefits constituting a parachute payment under Section 280G of the Code. The determination of any reduction in the payments and benefits made pursuant to this Section 6 shall be based upon the opinion of tax counsel selected by the Companies’ independent public accountants, paid by the Companies and reasonably acceptable to the Companies and the Executive. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination or applicable severance from employment, and may use such technical advisors as such counsel deems necessary or advisable for this purpose.

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7.           Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits that may be available to the Executive upon a termination of employment with the Companies pursuant to employee benefit plans of the Companies or otherwise.

8.           Withholding. All payments required to be made by the Companies hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Companies may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Covenant Not to Compete and Confidential Information.

(a)          Throughout the employment of the Executive under this Agreement and for a period of one year after termination of employment for any reason, the Executive agrees that he will not, except on behalf of the Companies or with the written consent of the Companies:

(i)           engage in any business activity, directly or indirectly, on his own behalf or as a partner, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation, which is engaged in any activity in which the Companies or any parent, subsidiary or affiliate of the Companies is engaged at the time;

(ii)          allow the use of his name by or in connection with any business that is competitive with any activity in which the Companies or any parent, subsidiary or affiliate of the Companies is engaged; or

(iii)         offer employment to or employ, for himself or on behalf of any competitor of the Companies or any parent, subsidiary or affiliate, any person who at any time within the prior three years shall have been employed by the Companies or any parent, subsidiary or affiliate of the Companies.

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(b)          The parties acknowledge that this Section 9 is fair and reasonable under the circumstances.  It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permitted by law.  Accordingly, if any particular portion of this Section 9 shall be adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to:

(i)           reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,

(ii)          delete the portion found invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

(c)          During the Term of the Executive’s employment, the covenants contained in this Section 9 shall apply without regard to geographic location.  Upon the termination of the Executive’s employment, the covenants contained in this Section 9 shall be limited to a twenty-five (25) mile radius of any office of the Companies.

(d)          Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive violates the above restrictive covenants, all amounts otherwise owing to the Executive by the Companies shall be forfeited by the Executive and the Companies, in addition to any other remedy, shall be under no further obligation to the Executive.

(e)          The Executive shall not at any time, in any manner, while employed by the Companies or thereafter, either directly or indirectly, except in the course of carrying out the Companies business or as previously authorized in writing on behalf of the Companies, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Companies’ business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures, without regard to whether any or all of such information would otherwise be deemed confidential or material.

10.          Assignability. The Companies may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Companies may hereafter merge or consolidate or to which either of the Companies may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Companies hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

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11.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective address set forth below:

To First Defiance:	First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio 43512

To First Federal:	First Federal Bank of the Midwest
601 Clinton Street
Defiance, Ohio 43512

To the Executive:	Kevin T. Thompson
__________________
__________________

12.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Companies to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Ohio.

14.          Nature of Obligations.  Nothing contained herein shall create or require the Companies to create a trust of any kind to fund any benefits that may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Companies hereunder, such right shall be no greater than the right of any unsecured general creditor of the Companies.

15.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

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17.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.          Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in the employment agreements between a savings association and its employees pursuant to Section 163.39 (b) of the regulations applicable to all savings associations, 12 C.F.R. 163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Companies’ affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. 1818 (e)(3) and 1818(g)(1)), the Companies’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Companies may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Companies’ affairs by an order issued under Section 8(e)(4) or Section  8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Companies under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Companies as of the date of termination shall not be affected.

(c)          If the Companies are in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. 1813(x)(l)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Companies as of the date of termination shall not be affected.

(d)          All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. 163.39(b)(5), except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Companies:  (i) by the Office of the Comptroller of the Currency (the “Comptroller”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of First Federal under the authority contained in Section 13(c) of the FDIA (12 U.S.C. 1823(c)); or (ii) by the Comptroller, or his/her designee, at the time the Comptroller, or his/her designee, approves a supervisory merger to resolve problems related to operation of the Companies or when the Companies are determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Companies as of the date of termination shall not be affected.

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19.          Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(K) and any regulations promulgated thereunder to the extent such laws and regulations are applicable to the Companies and the Executive.

20.          Additional Restriction on Distributions to Key Executives.

(a)          Notwithstanding the provisions of this Agreement providing for payment of benefits upon termination of employment, if at the time a benefit would otherwise be payable, the Executive is a “specified employee” (as defined below), and the payment provided for would be deferred compensation with the meaning of Section 409A of the Code, the distribution of the Executive’s benefit may not be made until six months after the date of the Executive’s separation from service with the Company (as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and relevant regulations), or, if earlier the date of death of the Executive. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

(b)          For purposes of this Section 20 a “specified employee” shall mean any executive of the Company who is a “key employee” of the Company within the meaning of Section 416(i) of the Code as of the last day of the calendar year preceding the date of the termination of employment. This shall include any executive who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing Section 416(i) of the Code).

(c)          The provisions of this Section 20 have been adopted only in order to comply with the requirements added by Section 409A of the Code. These provisions shall be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Section 409A of the Code.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	FIRST DEFIANCE FINANCIAL CORP.

By:
Name:
Title:

Attest:	FIRST FEDERAL BANK OF THE MIDWEST

By:
Name:
Title:

Witness:

Kevin T. Thompson

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EXHIBIT A

FINAL AND BINDING GENERAL RELEASE

This General Release (hereinafter referred to as the "Release") is executed on ____, ____ by Kevin T. Thompson, [address], Social Security Number ending in _________(hereinafter referred to as "Executive"), pursuant to Section 5(f) of the Employment Agreement (hereinafter referred to as the "Agreement") dated January 1, 2014, entered into among First Defiance Financial Corp. (“First Defiance”), First Federal Bank of the Midwest (“First Federal”), both of which are located in Defiance, Ohio, (collectively hereinafter referred to as the "Company") and Executive.

1.           In consideration for receiving the termination payments describe in Section 5(d) or 5(e) of the Agreement, Executive does hereby fully release, discharge, compromise and settle any and all charges, claims, demands, judgments, causes of action, damages, expenses, liabilities or obligations (including all attorney's fees and costs actually incurred), whether known or unknown, matured or unmatured, vested or contingent, of whatever nature and whether or not presently known that exist as of the execution date of this Release, in law, equity or otherwise, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, all claims under the Fair Labor Standards Act, all claims under the Occupational Safety and Health Act, all claims under the Worker Adjustment and Retraining Notification Act, all claims under the Equal Pay Act, all claims under the Ohio Revised Code Sections 4112.01 through 4112.99 and any other provisions of Ohio law, all claims under the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, all claims arising under the Age Discrimination in Employment Act of 1967, all claims arising under the Older Worker Benefit Protection Act and all claims under the Employee Retirement Income Security Act of 1974, all as amended; all statutory or common law claims under state or federal law, whether in contract, in tort, or in equity; and any other claim arising out of Executive's employment with the Companies and his separation from that employment, as against the Companies and their directors, officers, employees, owners, attorneys, consultants, agents, insurers and volunteers, and any and all related and affiliated entities and corporations, including any and all parent, brother-sister, and subsidiary corporations and the parent, brother-sister and subsidiary corporations of any of them, unincorporated employers, partnerships, alliances, joint ventures, and companies, and each and every employee, agent, consultant, volunteer, insurer, officer, director, owner, and trustee of any of them (collectively the “Released Entities”).

2.           Executive acknowledges that he has been and is hereby advised in writing to consult with an attorney concerning this Agreement and that he had the opportunity to seek the advice of legal counsel in connection with the negotiation and execution of this Agreement. Executive further acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained in this Agreement upon his legal rights. Executive acknowledges that he has been given at least 21 days to consider the terms of this Agreement before signing it, and that he may revoke his signature at any time before the expiration of seven (7) days after he signs and returns this Agreement. This Agreement does not take effect until eight (8) days after he signs it. If Executive intends to revoke his signature, he shall notify the Corporation pursuant to section 11 of the Agreement.

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3.           Executive agrees and acknowledges that he has received all compensation, including minimum wage and overtime pay, to which he may have been entitled under the Fair Labor Standards Act and/or Ohio law for work performed through the date of his termination from employment. He further agrees and acknowledges that he has been accorded all time off from work and any other rights to which he has been entitled pursuant to the Family and Medical Leave Act.

4.           This Release shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and assigns.

5.           It is the intention of the parties hereto that this Release is and shall be a complete and absolute defense to anything released hereunder. Executive expressly and knowingly waives his rights to assert any claims against the Released Entities that are released hereunder, and covenants not to sue any Released Entity based upon any claims released hereunder.

6.           Executive agrees that he has read this Release in its entirety and that his agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.

7.           This Release shall be interpreted and enforced under the laws of the State of Ohio.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE AND SETTLEMENT AGREEMENT, THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, THAT HE MAY REVOKE THIS AGREEMENT WITHIN SEVEN DAYS AFTER HE SIGNS IT AND THAT HE KNOWINGLY AND VOLUNTARILY HAS ENTERED INTO THIS AGREEMENT IN EXCHANGE FOR VALUABLE CONSIDERATION, INCLUDING THE PAYMENTS IDENTIFIED IN PARAGRAPH 2 , TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED ABSENT THIS AGREEMENT.

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IN WITNESS WHEREOF, I have set my hand this ___ day of _______, ____.

WITNESSES:

Executive

STATE OF ______________	)
)SS:
COUNTY OF ____________	)

Subscribed to and sworn before me this ____ day of ________, ____.

Notary Public

My Commission Expires:

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